Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

RAFAEL HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class B Common Stock, par value $.01 per share	457(o)	2,833,425	(1)	$3.8	(2)	$10,767,015	0.0000927	$998	(3)	—	—	—	—
Fees Previously Paid	—	—	—	—		—		—	—	—		—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—		—	—	—	—
	Total Offering Amounts							$10,767,015		$998
	Total Fees Previously Paid									$0
	Total Fee Offsets									$0
	Net Fee Due									$998

(1)	Consists of 2,833,425 shares of the registrant’ s Class B common stock to be offered and sold by the selling stockholders named herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low reported sales price on the NYSE on February 14, 2022.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act.